EXHIBIT 99.1

Soupman, Inc. Files For Bankruptcy Protection

Soupman, Inc. Secures $2 Million Financing From Independent Third-Party Private Investment Firm to Allow Business Operations to Continue as Normal

NEW YORK, June 13, 2017 /PRNewswire/ -- Soupman, Inc. (OTCQB: SOUP)("SM"), a producer and marketer of high-quality branded soups bearing the name "Original Soupman" today announced that it has filed for Chapter 11 bankruptcy protection.

SM also announced it has secured a new $2 million debtor-in-possession credit facility ("DIP") from an independent third-party private investment firm to finance its working capital needs and allow business operations to continue as normal.

Michael Wyse of Wyse Advisors, LLC has been hired as Chief Restructuring Officer and Interim Chief Financial Officer of SM.

"The combination of legacy liabilities and recent company developments have made it necessary to seek bankruptcy protection. This will ensure that our delicious soups remain on grocery shelves throughout the country which is in the best interests of all of our stakeholders and customers."

"The ongoing support from our lender through our new DIP facility will allow us to continue business operations as normal. We anticipate that there will be no disruption in the quality of our product or service that we provide to our vendors and customers during this transition period," said Jamie Karson, CEO.

The Chapter 11 petition was filed in the United States Bankruptcy Court in Delaware.  The law firm of Polsinelli is advising SM as bankruptcy counsel.

Safe Harbor Statement:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates" or variations of such words are intended to identify such forward-looking statements. The forward-looking statements contained in this press release include, statements regarding the Company's ability to raise the capital it needs to remain in business.  All forward-looking statements in this press release are made as of the date of this press release, and the Company assumes no obligation to update these forward-looking statements other than as required by law. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements such as our ability to continue to reduce liabilities and expand our product line and distribution, our ability to execute our business strategy and position the Company for future growth, and the risk factors discussed in the Business and Management's Discussion and Analysis sections in our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K. Copies of these filings are available www.originalsoupman.com.

SOURCE Soupman, Inc.